Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

Regency Centers Announces Changes to

Preliminary 2008 Results

For Immediate Release

Jacksonville, Fla. (March 12, 2009) — Regency Centers Corporation announced today that it is revising previously announced results for the year ended December 31, 2008. Net income for 2008 that was previously reported on a preliminary basis is expected to be reduced by $12.8 million.

After seeking guidance from the staff of the Securities and Exchange Commission (SEC) regarding an accounting matter for which there was no clear interpretive authority, Regency has concluded that it will adopt and apply a more restrictive method of deferred gain recognition on partial sales of properties to co-investment partnerships that provide for a distribution-in-kind of assets upon liquidation.

Regency intends to file its Form 10-K for the year ended December 31, 2008 with the SEC on or before March 17, 2009 reflecting this more restrictive method of recognizing deferred gains. Regency will also file an amendment to its 2008 third quarter Form 10-Q. The revised accounting treatment has no impact on the cash proceeds received by Regency from sales to co-investment partnerships and creates no additional balance sheet liabilities.

This more restrictive method of recognizing deferred gains will be applied retrospectively from the inception of the co-investment partnerships. The Company will show the cumulative effect of the correction for all years through January 1, 2006 by making certain adjustments including to the opening balance of retained earnings and stockholders’ equity in the 2008 Form 10-K. These adjustments will reduce the opening balance of retained earnings/stockholders’ equity as of January 1, 2006 by $27.6 million or 1.5% of total stockholders’ equity. The summary financial information for the Company’s five year tables in its 2008 Form 10-K will also be adjusted to reflect the effect on those years and the cumulative effect of the correction for prior periods.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At December 31, 2008, the Company owned 440 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 58.4 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 195 shopping centers, including those currently in-process, representing an investment at completion of nearly $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.